Exhibit 10.31

August 4, 2017

Peter Porshnev

Dear Peter:

I am very pleased to confirm the details of your promotion to Senior Vice President and General Manager, Ultratech, effective August 28, 2017. In this role, you will continue to report to Bill Miller, President.

The following summarizes the terms of your compensation:

●	Your bi-weekly salary will be increased to $13,461.54 which, when annualized, is equal to

$350,000.00.

●	You will continue to participate in Veeco's performance-based management bonus plan with an increased target of 60% of your base salary as in effect on the last day of the performance period (December 31, 2017).

●	As part of your promotion, the Compensation Committee of the Board of Directors has approved a restricted stock award with a value equal to $200,000 under the Veeco Instruments 2010 Stock Incentive Plan. Restricted stock awards are subject to a substantial risk of forfeiture which will lapse, subject to your continued employment, over four years with one quarter of the total award vesting on each anniversary of the Grant Date. Your award will be granted and the number of shares of Common Stock underlying your award will be determined on September 1, 2017, the first business day of the month following the effective date of your promotion.

●	In addition, we will recommend to the Compensation Committee that you be named as a participant in the Company's Senior Executive Change in Control Policy. As a participant, you will be eligible for certain benefits in connection with a change in control. You will also be subject to the Veeco Instruments Inc. Stock Ownership Guidelines. These benefits and our Stock Ownership Guidelines are described in the attached documents: Senior Executive Change in Control Policy and Veeco Stock Ownership Guidelines.

●	This position requires that you relocate. The Company will provide relocation assistance to move you and your family from New York to California. All relocation activities must be coordinated through Veeco's designated relocation partner to be eligible for reimbursement and you will be required to execute Veeco's Relocation Acknowledgement/Repayment Agreement specifying the terms and conditions for all relocation benefits. Please see the enclosed Relocation Policy and Repayment Agreement for additional details.

All other elements of your current compensation and benefits will continue unchanged.

This letter is not a contract of employment and does not provide any rights regarding your continued employment with Veeco. Your employment continues on an "at will" basis. This means that the employment relationship is non-contractual, for no fixed period and terminable at any time by either you or Veeco. In addition, no subsequent oral or written agreements on this subject shall be valid unless they are in writing and signed by an authorized representative of Veeco.

Kindly indicate your acceptance by signing and returning a copy of this letter to my attention.

Peter, I'd like to personally congratulate you and wish you success in your new role at Veeco. Should you have any questions regarding the above items, please contact me.

Exhibit 10.31

Sincerely,

/s/ MAUREEN BIES

________________________

Maureen Bies

Senior Director, Human Resources

ACCEPTED & AGREED:

/s/ PETER PORSHNEV

___________________________

Peter Porshnev

August 7, 2017